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                                                                    EXHIBIT 5.1


July 31, 2002


Amedisys, Inc.
11100 Mead Road, Suite 300
Baton Rouge, Louisiana  70816

         Re:      Amedisys, Inc.
                  Registration Statement on Form S-3

Gentlemen:

         I am familiar with the registration statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") by Amedisys, Inc., a Delaware corporation (the "Company"), relating to the offering by the selling shareholders named therein of up to (i) 5,000 shares (the "Shares") of the Company's outstanding common stock (the "Common Stock"); (ii) 114,720 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock (the "Common Stock Warrant Shares"); and (iii) 175,000 shares of Common Stock issuable upon the conversion of shares of the Company's preferred stock (the "Preferred Stock") that are issuable upon the exercise of warrants to purchase Preferred Stock (the "Preferred Stock Warrant Shares"). In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary for purposes of this opinion, including the Company's Certificate of Incorporation, Bylaws, and resolutions of its Board of Directors.

         Based on the foregoing, I am of the opinion that (i) the Shares are duly authorized, validly issued, fully paid and nonassessable; (ii) the Common Stock Warrant Shares are duly authorized, and, when issued and delivered upon exercise of the warrants and payment of the consideration therefor, will be validly issued, fully paid and nonassessable; and (iii) the Preferred Stock Warrant Shares are duly authorized, and, when issued and delivered upon conversion of the Preferred Stock pursuant to the terms thereof, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, although I do not thereby acknowledge that I am a person whose written consent is required under Section 7(a) of the Securities Act of 1933 or the rules thereunder.

                                        Sincerely,


                                        /s/ Michael D. Lutgring
                                        Michael D. Lutgring